Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) of DCT Industrial Trust Inc. and subsidiaries (the “Company”) for the registration of 15,000,000 shares of common stock under the Company’s Second Amended and Restated 2006 Long-Term Incentive Plan of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

May 6, 2010